Exhibit 5.1

April 18, 2017

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

Re: Gulfport Energy Corporation Registration Statement on Form S-3/ASR

Ladies and Gentlemen:

We have acted as counsel to Gulfport Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3/ASR (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), (i) by the Company of an indeterminate aggregate amount of securities consisting of shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) by the selling stockholder named in the Registration Statement or any other selling stockholders to be identified in one or more Prospectus Supplements of up to 23,852,117 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) on the terms to be determined at the time of each offering. This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the existence and entity power of each party to any document referred to herein other than the Company and that, upon sale and delivery, the certificates for the Primary Shares will conform to the specimen thereof incorporated by reference as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Primary Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

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Gulfport Energy Corporation

April 18, 2017

1. With respect to Shares constituting Primary Shares, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Primary Shares, the terms of the offering thereof and related matters, (ii) the applicable definitive underwriting, purchase or other agreement providing for the issuance and sale thereof by the Company has been duly executed and delivered and (iii) such Primary Shares have been duly issued and delivered by the Company in accordance with the terms of such agreement against payment (or delivery) of the consideration payable therefor as determined by the Board of Directors of the Company or any duly authorized committee thereof (the “Board”) and as provided for in such agreement, such Primary Shares will have been duly authorized, validly issued, fully paid and non-assessable.

2. The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A) We have assumed that, in the case of each offer and sale of Primary Shares: (i) at the time of the issuance of such Shares, the Company (a) will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, and (b) will have the necessary corporate power and due authorization, and the certificate of incorporation and bylaws of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof; (ii) the issuance and sale of such Shares will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company, and so as not to violate, or result in a default under or breach of any applicable law, regulation or administrative order or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body (including any securities exchange on which the Company’s securities are listed for trading) having jurisdiction over the Company; (iii) sufficient shares of Common Stock will be authorized for the issuance of such Shares under the certificate of incorporation of the Company that have not otherwise been issued or reserved or otherwise committed for issuance; and (iv) the consideration for the issuance and sale of such Shares established by the Board and provided for in the applicable definitive purchase, underwriting or similar agreement will not be less than the par value of the Common Stock.

(B) We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

Gulfport Energy Corporation

April 18, 2017

(C) This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity or any other circumstance.

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Gulfport Energy Corporation

April 18, 2017

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP